EXHIBIT


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (33-80879 and 333-88303) of Lexmark International Group, Inc. of our report dated June 2, 2000 relating to the financial statements of the Lexmark Savings Plan, which report is included in this Form 11-K for the year ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP



Lexington, Kentucky
June 21, 2000